Exhibit 99.1

FOR IMMEDIATE RELEASE Castle Brands Inc. 570 Lexington Avenue New York, NY 10022 646-356-0200 www.castlebrandsinc.com
Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@castlebrandsinc.com

Castle Brands Announces Fiscal 2008 First Quarter Results

•        Boru Vodka Momentum Continues

NEW YORK, NY, August 13, 2007. Castle Brands Inc. (AMEX:ROX), an emerging international premium spirits company, today reported financial results for its first quarter of fiscal 2008 ended June 30, 2007.

Led by a 28% increase in U.S. case sales of Boru Vodka and a 98% increase in U.S. case sales of whiskey, which includes growth resulting from the addition of the McLain & Kyne bourbon brands, U.S. case sales increased 5% year over year to 44,723 nine liter cases in the first quarter of fiscal 2008. The offsetting factors included a 6% decrease in rum sales following heavier distributor purchases at the end of the Company’s 2007 fiscal year in anticipation of price increases and a 19% decrease in U.S. case sales of liqueurs due in part to the discontinuation of certain low-margin cream products. In addition, U.S. case volume growth was slower than the prior quarter largely due to higher than normal inventory builds by distributors in advance of the March introduction of the redesigned packaging for Boru.

International case sales were up 5% in the quarter to 29,447 cases. The slower growth versus historical quarters was primarily due to lower distributor orders of the old Boru package in anticipation of restocking for the international launch of the new Boru bottle in September. Additionally, the Company is changing distributors in key international markets, resulting in prior distributors intentionally depleting existing stocks. The Company expects that orders from new distributors will be reflected in its second and third fiscal quarters. Overall, global case sales in the first quarter were up 5% to 74,170 nine liter cases.

Mark Andrews, the Company’s Chairman of the Board and Chief Executive Officer, commented, “A number of factors cause case sales to vary from quarter to quarter. The quarter ended March 31, 2007 was particularly strong, with U.S. case sales up 62% and international case sales up 26% for a total global case sales increase of 49%. If you consider the first six months of the calendar year, case sales were up over the comparable prior period by 29% in the U.S. and 23% globally, which reflects the domestic impact of the Boru repackaging. The first quarter of our 2008 fiscal year saw a continuation of the momentum for our flagship brand – Boru Vodka, with U.S. volume growth of 28% following 120% growth in the prior quarter. Despite an inventory build by distributors in our fourth fiscal quarter, we were glad to see that demand in the first quarter remained solid. Record levels of depletions (sales from our distributors to retailers) make us confident that sales for our current fiscal year should be strong.”

Mr. Andrews continued, “Internationally, our distributor changes and the anticipated launch of the new Boru bottle caused a reduction of inventory of the old package at the distributor level in the first quarter. While these factors obviously depressed our sales during the first quarter, we look forward to increasing sales in the second and third quarters as the new distributors establish inventory for expanding markets and the new Boru packaging is introduced to the international market.”

Mr. Andrews further commented, “Although we are delighted with the success to date of the Boru Vodka relaunch in the U.S. and have high expectations for its success internationally, we have several other initiatives underway, in both the U.S. and Europe, which are very important to the growth of Castle Brands. These include a repackaging of our Clontarf Irish Whiskey, further emphasis on Gosling’s marketing, increased distribution of Pallini Limoncello and our continuing exploration of expansions to our portfolio.”

Review of the Quarter

For the first quarter fiscal year 2008, Castle Brands reported net sales of $5.6 million, representing a 3% increase over the prior year quarter. Gross profit for the first quarter fiscal year 2008 increased 12% to $2.1 million, up from $1.9 million in the prior year quarter. An increase in direct imports (full-container shipments where the distributor pays the applicable excise taxes) resulted in an increase in gross margin to 37.7% compared to 34.7% for the same period in the prior year.

As a result of additional expenditure made to support the growth of its portfolio, Castle Brands’ selling expense increased 20% to $4.2 million in the quarter ended June 30, 2007 from $3.5 million in the prior year quarter. This support includes increases in costs associated with the Boru relaunch, sales support costs and additions to our sales and marketing teams.

General and administrative expenses decreased to $2.0 million in the first quarter of fiscal 2008 as compared to $2.2 million in the first quarter of fiscal 2007.

As a result of the forgoing, the Company reported a net loss attributable to common stockholders of $4.4 million, or $(0.31) per share, in the first quarter of fiscal 2008 as compared to a net loss attributable to common stockholders of $4.1 million, or $(0.36) per share, in the first quarter of fiscal 2007. Net loss per common share basic and diluted was positively affected by the increase in shares outstanding resulting from the shares issued in our private placement completed in May 2007.

Balance Sheet

Cash equivalents, together with short-term investments, totaled $19.9 million at June 30, 2007.

Fiscal 2008 Outlook

The Company continues the second year of its five-year business plan designed to position the Company within the premium segments of the spirits industry. For fiscal 2008, the Company will continue its intense focus on expanding its presence in its core growth markets in the U.S. with emphasis on expanding distribution both in chains and in on-premise accounts. In addition, with new distributors in its principal international markets and the international launch of the Boru repackaging in September, the Company plans to accelerate growth internationally.

Conference Call

Castle Brands will host a conference call to discuss first quarter results on Monday, August 13, 2007 at 4:30 p.m. ET. All interested parties in the U.S. are invited to join the conference by dialing 1-866-290-0882 and asking for the Castle Brands call. International callers should dial 1-913-312-6672. The access code is 9748506. The company suggests that participants dial in approximately ten minutes in advance of the 4:30 p.m. ET start of the conference call.

The conference call will be webcast and can be accessed from the Investor Relations section of the Company’s website at www.castlebrandsinc.com.

For those unable to participate in the live call, a replay will be available by calling 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The access code is 9748506. The replay will be available from 7:30 p.m. ET on August 13, 2007 through 11:59 p.m. ET on August 27, 2007.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, whiskey and liqueurs. Castle Brands’ portfolio includes Boru ® Vodka, Gosling’s Rum ®, Sea Wynde ® Rum, Knappogue Castle Whiskey ®, Clontarf ® Irish Whiskey, Jefferson’s ™ and Jefferson’s Reserve ® Bourbon, Sam Houston ® Bourbon, Celtic Crossing ® Liqueur, Pallini ® Limoncello ™, Raspicello ™ and Peachcello ™ and Brady’s ® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are

intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three-months Ended June 30,
	2007	2006
Sales, net	$5,624,085	$5,460,405
Cost of sales	3,504,538	3,564,059
Gross profit	2,119,547	1,896,346
Selling expense	4,237,608	3,542,572
General and administrative expense	2,060,920	2,235,791
Depreciation and amortization	271,427	234,494
Net operating loss	(4,450,408)	(4,116,511)
Other income	—	1,300
Other expense	(11,167)	(6,308)
Foreign exchange gain	77,326	397,412
Interest expense, net	(487,460)	(422,676)
Write-off of deferred financing costs in connection with conversion of 6% subordinated convertible notes	—	(295,368)
Current credit/(charge) on derivative financial instrument	189,397	(2,192)
Income tax benefit	37,038	37,038
Minority interests	240,370	343,359
Net loss	$(4,404,904)	$(4,063,946)
Preferred stock dividends	—	48,238
Net loss attributable to common stockholders	$(4,404,904)	$(4,112,184)
Net loss attributable to common stockholders per common share
Basic	$(0.31)	$(0.36)
Diluted	$(0.31)	$(0.36)
Weighted average shares used in computation
Basic	14,166,391	11,422,725
Diluted	14,166,391	11,422,725

CASTLE BRANDS INC. AND SUBSIDIARES

Condensed Consolidated Balance Sheet

	June 30, 2007	March 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash equivalents	$15,928,361	$1,004,957
Short-term investments	3,969,494	5,912,464
Accounts receivable – net of allowance for doubtful accounts of $371,379 and $352,458	6,402,067	6,503,449
Due from affiliates	10,436	10,328
Inventories	12,043,532	10,716,983
Prepaid expenses and other current assets	2,272,227	1,585,901
TOTAL CURRENT ASSETS	40,626,117	25,734,082
EQUIPMENT – net	672,000	643,753
OTHER ASSETS
Intangible assets – net of accumulated amortization of $2,454,454 and $2,233,808	13,610,426	13,813,596
Goodwill	13,036,650	13,036,650
Restricted cash	507,920	502,643
Other assets	554,231	795,237
TOTAL ASSETS	$69,007,344	$54,525,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$29,298	$419,308
Accounts payable	5,005,325	5,150,535
Accrued expenses, put warrant payable and derivative instrument	1,984,556	1,987,669
Due to stockholders and affiliates	964,305	1,092,755
TOTAL CURRENT LIABILITIES	7,983,484	8,650,267
LONG TERM LIABILITIES
Senior notes payable	9,428,423	9,354,861
Notes payable and capital leases, less current maturities	9,004,258	9,005,207
Deferred tax liability	2,518,330	2,555,368
	28,934,494	29,565,703
COMMITMENTS AND CONTINGENCIES (Note 15)
MINORITY INTERESTS	1,167,275	1,407,645

	June 30, 2007	March 31, 2007
	(Unaudited)
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding
Common stock, $.01 par value, 45,000,000 shares authorized; 15,629,776 and 12,109,741 shares issued and outstanding at June 30, and March 31, 2007, respectively	156,298	121,098
Additional paid in capital	103,955,669	84,086,710
Accumulated deficiency	(64,367,141)	(59,962,237)
Accumulated other comprehensive (loss)/income	(839,252)	(692,958)
TOTAL STOCKHOLDERS’ EQUITY	38,905,574	23,552,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$69,007,344	$54,525,961

CASTLE BRANDS INC. AND SUBSIDIARIES

Geographic and Category Case Sales

	Three Months Ended June 30,
	2007	2006
Total
United States	44,723	42,530
International	29,447	27,965
Total	74,170	70,495

Vodka
United States	18,451	14,366
International	17,546	19,498
Total	35,997	33,864

Rum
United States	14,877	15,740
International	7,893	4,123
Total	22,770	19,863

Whiskey
United States	2,354	1,188
International	2,631	3,675
Total	4,985	4,863

Liqueurs
United States	9,041	11,236
International	1,377	669
Total	10,418	11,905

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